                                                Exhibit E.1.


                               1996
                    Report on NEES Money Pool
                             ($000's)

                              Avg.    Max.    Min.    Investment
Company                      Invest. Invest. Invest.  at 12/31/96
-------                      ------- ------- -------  -----------

NEES (Trust)                           $9,320          $26,075        $  375        $ 5,925

Massachusetts Electric Co.                -0-              -0-           -0-            -0-

New England Power Co.                     -0-              -0-           -0-            -0-

The Narragansett Electric Co.             -0-              -0-           -0-            -0-

Granite State Electric Co.                -0-              -0-           -0-            -0-

Nantucket Electric Co.                    320            4,325           -0-            150

New England Power Service Co.           7,606           17,900           -0-          9,225

New England Electric Transmission           2              225           -0-            -0-
   Corporation

New England Energy Incorporated         3,308            9,950           175            175

New England Hydro-Transmission          3,415            7,200           150          4,850
   Electric Company (NEHTEC)

New England Hydro-Transmission          1,186            4,100           150          1,450
   Corporation (NEHTC)

Narragansett Energy Resources             951            2,125           300            800
   Company (NERC)
